Exhibit 10.39

April 4, 2017
(Supersedes letter of April 3, 2017)
Ryan Robinson
Dear Ryan:
We are pleased to confirm our offer of employment to you as Senior Vice President and Chief Financial Officer at UL LLC. In this position you will report directly to Keith Williams, President & CEO. You will be based in Northbrook, IL, but may be required to travel from time to time for operational reasons. Welcome to UL.
1.Commencement
Your employment with UL will begin on May 1, 2017.
2.Salary
Your total gross annual salary will be $550,000, paid in semi-monthly increments of $22,916.67, subject to payroll and other withholding taxes as required by law.
3. Benefits
You will be eligible to participate in UL's U.S. Benefits Program, subject to the terms and conditions of the applicable plans. You will be provided with details about the Benefits Program during a Benefits Orientation. Plan details will follow under separate cover.
4. Incentive Plan
You are eligible to participate in the All Employee Incentive Plan (AEIP) with a target opportunity of 60% of base salary. The actual amount of your incentive payment will be determined in line with the Plan and annual performance against goals.
5.Long-term Incentive Program
You are eligible to participate in the Cash Stock Appreciation Rights (CSAR) program of UL's Long Term Incentive Plan with a target opportunity of 80% of base salary. Your first grant will be provided at target with a vesting start date of October 1, 2017. Subsequent grants will follow the April 1 annual grant schedule starting in 2018. CSARs may be granted annually and are at the discretion of the CEO and the Board of Directors.

6.Annual Leave/Vacation
You will be eligible to accrue up to twenty five (25) days of vacation as provided in UL's vacation policy.
7.Executive Allowance
You will be eligible to receive an annual Executive Allowance equal to $18,000, paid in semi• monthly increments of $750, subject to payroll and other withholding taxes as required by law.
8.Sign-On Bonus
You will receive a lump sum sign-on bonus of $50,000, subject to payroll and other withholding taxes as required by law, payable on UL's first payroll date following your start date of May 1, 2017.
9.Severance Policy
You are subject to UL's US Severance Policy, which provides for 2 weeks' severance per year of employment with a minimum of 4 months and maximum of 10 months payable in cases of involuntary separation from UL without Cause and provided you execute a general release of claims in a form reasonably acceptable to UL. Cause is intended to include, but not be limited to, your conviction of or pleading guilty to a felony or misdemeanor involving dishonesty, your engaging in fraud, misappropriation or embezzlement involving property of UL, any act or omission of gross negligence, willful misconduct, violation of documented policies, and refusal to perform principal duties and responsibilities diligently and competently. In the specific case of a Change in Control, you will be eligible to receive 12 months' severance payable if employment ends within 18 months following such Change in Control. Change in Control is intended to mean change of President & CEO or change in UL's ownership structure.
10.Ethics and Privacy
You agree that during your employment you will maintain the highest ethical standards in all aspects of your work. You have read, understand and agree to comply with UL's Standards of Business Conduct. Further, you agree that you will comply with the foreign corrupt practices laws, regulations, and other legal requirements including the U.S. Foreign Corrupt Practices Act and UK Bribery Act.
You consent to us:
•Collecting personal information about you from time to time for our personnel administration purposes.
11.Conflict of Interest
You agree that during your employment you will always act in the best interests of UL to avoid any actual or potential conflict of interest that may influence you in the performance of your job.

You also agree that if you do have any actual or potential conflict of interest, you will inform your manager immediately.
In addition, if you participate in the certification process you will not:
(a)Perform the final review or take part in the subsequent certification decision of any product or management system; or
(b)Participate in resolving any complaint or appeal filed with UL by any customer of UL for any customer of UL for which you were previously employed, or worked for as a consultant, at any time during the two-year period immediately preceding the date the work project is assigned to you or the date you are asked to participate in the dispute resolution process.
12.Non-Compete
You agree that during your employment with UL and for a period of one (1) year following the termination of your employment with UL for any reason, you will not, without the express written consent of the President of UL, be employed by, consult with or manage any business entity or person involved in activities which are competitive with UL.
13.Non-Solicitation
You agree that during your employment and for a period of six (6) months following the termination of your employment for any reason, you will not directly or indirectly solicit any other employee or customer to leave the services of UL.
14.Other Employment
You are required to devote your full time, attention and abilities to UL and to act in the best interests of the company. You shall not take up any other employment whether full-time or part-time without prior written approval of UL.
This Offer is subject to:
•Satisfactory references and checks and proven legal eligibility to work in the country of employment.
•Execution of the attached Confidentiality and Invention Assignment Agreement.
Successful completion of our pre-employment procedures, which include a background investigation. You will be contacted by our 3" party provider, Sterling, regarding the background investigation.

* This agreement is subject to the Employee Manual, which may be changed from time to time upon the sole discretion of UL.
Attachments:    Standards of Business Conduct
Confidentiality and Invention Assignment Agreement

Sincerely,	I hereby accept the above offer and agree to comply with the Standards of Business Conduct:

/s/ Laura Hannan	/s/ Ryan Robinson
Laura Hannan	Ryan Robinson
Director, Compensation & Benefits

April 4, 2017
Date	Date